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                                   EXHIBIT 11

                                VIDEOSERVER, INC.
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                                    COMPUTATION OF NET INCOME PER SHARE (1)


                                                  THREE MONTHS ENDED             SIX MONTHS ENDED
                                                        JUNE 30,                     JUNE 30,
                                                 1995            1996           1995           1996
                                              ----------      ----------     ----------     ----------

Weighted average common and common
  equivalent shares:

Weighted average common shares
  outstanding during the period               10,893,848      12,468,884     10,256,089     12,442,297

Weighted average common equivalent
  shares resulting from stock options            778,175         869,430        636,907        773,626

Dilutive effect of common and common
  equivalent shares issued subsequent
  to April 12, 1994 (2)                           86,886                        232,586
                                              ----------      ----------     ----------     ----------
                                              11,758,909      13,338,314     11,125,582     13,215,923
                                              ==========      ==========     ==========     ==========

Net income                                    $  985,000      $2,243,000     $1,579,000     $4,148,000

Primary net income per share                  $     0.08      $     0.17     $     0.14     $     0.31
                                              ==========      ==========     ==========     ==========




(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, certain common and common equivalent shares issued by the Company during the twelve months immediately preceding the initial filing of the registration statement relating to the Company's initial public offering have been included in the calculation of weighted average shares, using the treasury stock method and the initial public offering price, as if these shares were outstanding for all periods prior to the initial public offering.
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